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                                                                   Exhibit 10.17

                                                     PRIVILEGED AND CONFIDENTIAL
                                                     ---------------------------

                              ALLIANCE AGREEMENT

                                     AMONG

                   THE BOARD OF TRADE OF THE CITY OF CHICAGO

                       CERES TRADING LIMITED PARTNERSHIP

                              CERES ALLIANCE, LLC

                               DEUTSCHE BORSE AG

                             SWISS STOCK EXCHANGE

                                EUREX ZURICH AG

                              EUREX FRANKFURT AG

                                      AND

                               EUREX DEUTSCHLAND

                          Dated as of October 1, 1999

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                              ALLIANCE AGREEMENT

     This ALLIANCE AGREEMENT, dated October 1, 1999, is effective as of the Effective Date (as defined herein) and is entered into by the Board of Trade of the City of Chicago ("CBOT"), Ceres Trading Limited Partnership ("Ceres"), Ceres Alliance LLC ("Ceres Alliance"), Swiss Stock Exchange ("SWX"), Deutsche Borse AG ("DBAG") , Eurex Zurich AG ("Eurex Zurich") and Eurex Frankfurt AG ("Eurex Frankfurt"), and Eurex Deutschland with respect only to Sections 3.6(c), 7.2, 7.3(d)(iii), Article IX, Sections 10.2(f) and 11.1(e), and Article XIII.

                                   RECITALS

          A. The CBOT is an association incorporated by special act of the Illinois legislature, and is engaged in the business of operating a futures exchange for trading of financial, agricultural and other derivative products.

          B. Ceres Trading Limited Partnership is a Delaware limited partnership having the CBOT as its general partner and the members of the CBOT as its limited partners. Ceres was formed to provide certain income opportunities for CBOT members as limited partners of Ceres.

          C. Ceres Alliance is a Delaware limited liability company, wholly owned by Ceres.

          D. DBAG is, among other things, the holding company for the German cash market and the Frankfurt Stock Exchange, and is a 50% shareholder of Eurex Zurich.

          E. SWX is an association which holds, among other things, the Swiss cash market, and is a 50% shareholder of Eurex Zurich.

          F. Eurex Zurich is an Aktiengesellschaft organized under the laws of Switzerland and is owned by DBAG and SWX as equal equity partners. Eurex Zurich is the Swiss derivatives exchange, formerly the Swiss Options and Financial Futures Exchange ("SOFFEX").

          G. Eurex Frankfurt is an Aktiengesellschaft which is wholly-owned by Eurex Zurich. Eurex Frankfurt is the managing and operating company of the German derivatives exchange, Eurex Deutschland (formerly the Deutsche Terminborse).

          H. Eurex Deutschland is a public law entity authorized by the German government to do business as the German futures and options exchange that is operated by Eurex Frankfurt.

          I. Ceres Alliance and Eurex Zurich desire to conduct project management related to software development activities, to operate and develop a network and to promote electronic trading of CBOT and Eurex products on the jointly enhanced trading and clearing system, to fulfill the other objectives of the alliance set forth herein, and over time to broaden their alliance to cover such additional matters as they may from time to time agree.

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          J.   Eurex Zurich, SWX, DBAG, the CBOT and Ceres entered into a Letter of Intent dated March 18, 1998 (the "Letter of Intent") wherein they described their intent to form an alliance to operate a common international network for electronic trading of derivative products.

          K. DBAG, SWX, the CBOT and Ceres have entered into a License Agreement, dated October 1, 1999, and effective as of the Effective Date (the "License Agreement"), under which DBAG and SWX have agreed to license certain software and related information they have developed for use in electronic trading to Ceres on the terms therein provided.

          L. The common network to be operated by the alliance is intended to provide direct global access to the products of the Eurex Exchanges and the CBOT and to achieve the most liquid markets in benchmark financial derivative products.

          M. The Parties intend to maintain and further develop a modified common source code version, a graphical user interface and an application programming interface for the existing Eurex trading and clearing system so that each Exchange can install such system and connect it to the network for use as the electronic trading platform for the CBOT's and the Eurex Exchanges' products.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I
                                   ---------

                                  DEFINITIONS
                                  -----------

     As used in this Agreement, the following terms have the following meanings:

     "Act" means the Delaware Limited Liability Company Act, 6 Del. C.ss.18-101 et seq., as amended from time to time including any successor statute of similar import.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person in question. In the case of each Party, respectively, as of the Effective Date, the term "Affiliate" includes the Persons listed in Schedule C, regardless of whether they fall within the foregoing definition.

     "Agreement" means this Alliance Agreement, together with all schedules and exhibits attached hereto, as the same may be amended, restated or supplemented from time to time as herein provided.

     "Alliance" means the alliance described in this Agreement.

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     "API" means the Application Programming Interface introduced at the Eurex
3.0 Commercial Start.

     "Appointing Authority" has the meaning set forth in Section 12.2(a).

     "Back End" with reference to any Exchange, means the host environment (hardware and software) the functions of which include the maintenance of orders, the matching of orders, the posting of trades, and the calculation and posting of fees, premiums and margins on such Exchange.

     "Breaching Party" has the meaning set forth in Section 10.2.

     "Business Day" means any day other than Saturday and Sunday on which banks are not required or authorized to close in any of Frankfurt, Germany, Chicago, Illinois, U.S.A. and Zurich, Switzerland.

     "Cash Derivatives Products" means derivative agreements of the type known as any of a swap agreement, forward rate agreement, forward foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, option agreement and any other similar agreement designed to shift or manage risk and any combination of the foregoing, but expressly excludes derivative contracts structured in the form of traditional exchange-traded futures contracts or options on futures contracts (including "flex" options on futures).

     "Cash Market Products" means all cash market products (as opposed to derivatives products) except for Cash Derivatives Products.

     "CBOT" has the meaning set forth in the Preamble.

     "CBOT Commercial Start" means the date on which the CBOT Group first uses the System for actual trading (as opposed to testing or simulation) of CBOT products.

     "CBOT Group" means, collectively, the CBOT, Ceres and Ceres Alliance and all of their Affiliates.

     "CBOT Restricted Products" means those products identified as CBOT Restricted Products on Schedule D.

     "Ceres" has the meaning set forth in the Preamble.

     "Ceres Alliance" has the meaning set forth in the Preamble.

     "Change of Control" means (A) any transfer, sale, or issuance of any equity interest or series thereof in a Person, or any other event affecting a Person (such as a merger, consolidation, recapitalization or other similar transaction) that results in another Person or group (other than a Person or group that is an Affiliate of such Person before such transfer, sale, issuance or other event, and other than the general public taken as a whole in the specific case of a public offering)

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owning or controlling more than a 50% equity interest (or other comparable interest) in such Person, or more than 50% of the combined voting rights in or management power over such Person, or (B) a liquidation or dissolution of a Person, other than in each case in connection with an internal reorganization with no change in beneficial ownership. For the avoidance of doubt, any Reorganization shall not be deemed to constitute a Change of Control.

     "Common Source Code" means (i) the components of source code that implement electronic trading and clearing functions and (ii) the components of source code comprising technical systems services, including communications, data access, fault tolerance, and operations and administrative activities (including third party software as set forth in Exhibit A to the License Agreement), as opposed to (a) source code that is severable therefrom without affecting the functionality thereof and (b) the source code components comprising interfaces to computer systems other than those used by the Parties and their Affiliates for the provision of electronic trading services to the Users of the Eurex Exchanges or CBOT, as the case may be.

     "Confidential Information" has the meaning set forth in Section 9.1.

     "Consultant" means any third party retained by the Development Parties in connection with the Initial Project.

     "Control" (including with correlative meanings, the terms "Controls," "Controlled by," "Controlling" and "under common Control with"), with respect to any Person, means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

     "Covered Claim" has the meaning set forth in Section 11.1(c).

     "Damages" has the meaning set forth in Section 11.1(a).

     "DBAG" has the meaning set forth in the Preamble.

     "Development Agreement" means the software customization and development agreements entered and to be entered into among a Consultant, the Development Parties and either the Joint Venture Entity or the LLC (unless otherwise agreed), pursuant to which the Consultant will perform services in connection with the Initial Project, including an agreement to provide service relating to deployment.

     "Development Parties" means the CBOT, Ceres, DBAG and SWX.

     "Dispute" has the meaning set forth in Section 12.1.

     "Dispute Resolution Committee" has the meaning set forth in Section 12.1.

     "Dispute Resolution Procedure" has the meaning set forth in Section 12.1.

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     "Effective Date" has the meaning set forth in Section 10.1.

     "Entity" means any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, association, cooperative, joint stock company, trust, business trust, joint venture, sole proprietorship, unincorporated organization or governmental entity, or any comparable entity in any jurisdiction (or any department, agency or political subdivision thereof).

     "Eurex 3.0 Commercial Start" means September 6, 1999, which is the date on which the Eurex Exchanges first used the Eurex Release 3.0 software for actual trading (as opposed to testing or simulation) of Eurex Exchange products.

     "Eurex Deutschland" has the meaning set forth in the Recitals.

     "Eurex Exchanges" means Eurex Deutschland and Eurex Zurich.

     "Eurex Frankfurt" has the meaning set forth in the Preamble.

     "Eurex Group" means, collectively, DBAG, SWX, Eurex Frankfurt, Eurex Zurich, Eurex Deutschland and all of their Affiliates.

     "Eurex No-Action Letter" has the meaning set forth in Section 7.3(b).

     "Eurex Restricted Products" means those products identified as Eurex Restricted Products on Schedule D hereto.

     "Eurex Zurich" has the meaning set forth in the Preamble.

     "Exchanges" means the CBOT, Eurex Deutschland and Eurex Zurich.

     "Front End" means the technological means by which Users can access the Back End of one or more Exchanges and enter orders electronically to the CBOT open outcry environment through the Network, including the GUI and the API.

     "Future Development Entity" means the Joint Venture Entity, the LLC or any other Special Purpose Entity formed to coordinate enhancements and harmonization of the System (other than the Network).

     "Group" means either the CBOT Group or the Eurex Group, as the context requires.

     "GUI" means the Graphical User Interface to be modified and upgraded by the Parties from time to time.

     "Incapacity" or "Incapacitated" means, with respect to any Person, that such Person is the

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subject of a petition in bankruptcy, insolvency or analogous proceeding, or that a receiver, liquidator, administrator or trustee has been appointed for the affairs of such Person, and such proceeding or appointment has not been discontinued within sixty (60) days after the date of such petition or appointment, respectively, or that such Person has been adjudicated bankrupt or insolvent.

     "Indemnified Persons" has the meaning set forth in Section 11.1(a).

     "Indemnifying Group" has the meaning set forth in Section 11.1(a).

     "Initial Project" has the meaning set forth in Section 3.2.

     "Joint Committee" has the meaning set forth in Section 12.1.

     "Joint Venture Entity" has the meaning set forth in Section 3.1

     "License Agreement" has the meaning set forth in the Recitals.

     "LLC" has the meaning set forth in Section 3.3(a).

     "Majority" means with respect to any action requiring the consent of a Majority of the Management Committee: (i) consent of at least five (5) Managers when only six (6) are present at a meeting; and (ii) consent of at least six (6) Managers when either seven (7) or eight (8) Managers are present at a meeting.

     "Management Committee" has the meaning set forth in Section 6.1.

     "Managers" has the meaning set forth in Section 6.1.

     "Network" means the telecommunications network (which may include proprietary and non-proprietary elements) through which CBOT and Eurex Exchange products will be available for trading electronically and through which orders for CBOT products may be entered electronically for execution by open outcry at the CBOT.

     "Network Entity" means each of the one or more legal entities to be formed by the Joint Venture Entity, or by Ceres Alliance and Eurex Frankfurt, pursuant to Section 3.6 for the purpose of developing and operating the Network.

     "Notice of Regulatory Frustration" has the meaning set forth in Section 7.3(c).

     "Notice of Termination" has the meaning set forth in Section 10.2.

     "Parties" means the parties to this Agreement and any permitted assignees, but includes Eurex Deutschland only for the limited purposes set forth in the Preamble.

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         "Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

         "Programs" shall have the meaning set forth in the License Agreement.

         "Project Manager" has the meaning set forth in Section 3.3(b).

         "Remedy" means in the case of any breach (a) cure of such breach if the breach is curable, or (b) if such breach is not curable, the taking of steps by the Breaching Party, which may in appropriate circumstances include entering into effective confidentiality undertakings or other arrangements or obtaining appropriate injunctive relief, that to the reasonable satisfaction of the Group of which the Breaching Party is not a member have eliminated or reduced to a de minimus level the foreseeable adverse effects of such breach, in each case within thirty (30) days after delivery of notice of such breach.

         "Regulatory Action" has the meaning set forth in Section 7.3(a).

         "Reorganization" means, with respect to any Person (the "Affected Person"), any restructuring or reorganization of the corporate or ownership structure of the Affected Person that does not result in any Person or group that is not a member of the Affected Person's Group immediately prior to such restructuring or reorganization becoming a member of the Affected Person's Group; any consolidation of the Affected Person into another member of the Affected Person's Group; any transaction that changes the state of incorporation of the Affected Person or results in the Affected Person becoming a for profit business corporation or other type of entity; any transaction that results in or facilitates the separation of equity ownership of the Affected Person (if an Exchange) from trading rights with respect to the Affected Person; and any transfer, sale or issuance of securities of the Affected Person, either in a public offering or in any other transaction; in each case only if after such restructuring or reorganization no other Person or group (other than a Person or group that is an Affiliate of the Affected Person before such restructuring, reorganization or public offering, and other than the general public taken as a whole in the case of a public offering) owns or controls more than a 50% equity interest (or other comparable interest) in the Affected Person or more than 50% of the combined voting rights in or management power over the Affected Person.

         "Restricted Products" means the products listed on Schedule D.

         "Rule" has the meaning set forth in Section 7.3(e).

         "Special Purpose Entities" means collectively any Entities, each of which shall be, either directly or through the Joint Venture Entity, under the equal control of the Groups (including their management and governance), organized by the Alliance to accomplish the Alliance's business objectives as set forth in or agreed pursuant to this Agreement, including the Joint Venture Entity, the LLC, any Future Development Entity and each Network Entity.

         "Supervisory Board" has the meaning set forth in Section 5.1.

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         "Supervisory Board Member" has the meaning set forth in Section 5.1.

         "SWX" has the meaning set forth in the Preamble.

         "System" means all computer and communication resources intended to be any of the Parties and their respective Affiliates in connection with the Alliance to provide electronic trading services to Users, including the Networks and all Technology Deliverables under the Development Agreement.

         "Technology Deliverables" means those items that the Consultant will be required to deliver pursuant to the Development Agreement.

         "Term" has the meaning set forth in Section 10.1.

         "Terminating Party" has the meaning set forth in Section 10.2.

         "UNCITRAL Rules" has the meaning set forth in Section 12.2.

         "User" means a Person authorized by an Exchange (pursuant to its rules) to trade on that Exchange.

                                  ARTICLE II

                          OBJECTIVES OF THE ALLIANCE

         2.1 Scope of the Alliance. The objectives of the Alliance include the following:

                           (a) To enhance the business opportunities for
                  electronic trading of derivatives products of the Exchanges through coordination of technology and Network development and implementation of related strategies;

                           (b) Subject to and to the extent approved by
                  applicable regulatory authorities and, subject to Section 2.6, to facilitate providing Users of the CBOT with trading access to the complete product range of the Eurex Exchanges and to facilitate providing Users of the Eurex Exchanges with trading access to the complete product range of the CBOT traded electronically as well as routed electronically directly to the CBOT open-outcry trading session;

                           (c) For the Groups to cooperate and coordinate with
                  one another in the maintenance, use, enhancement and improvement of the Back End as currently used by the Eurex Exchanges and to maintain a Common Source Code for use by the Development Parties and the Exchanges;

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                           (d) To jointly maintain and further develop the GUI,
                  the API and other front end software for use by Users in connection with trading on the Exchanges;

                           (e) To enhance and improve all of such software and
                  additional software upon which the Groups may from time to time agree, while at all times maintaining a Common Source Code;

                           (f) To jointly design, develop, implement, operate,
                  enhance and improve the Network;

                           (g) To prepare and train Users of the Exchanges in
                  the use of the System;

                           (h) To manage the Initial Project and other projects,
                  involving such third-party consultants and other parties as the Groups may agree, related to the System;

                           (i) To offer technical services for the operation of
                  the CBOT's electronic system, and to explore further synergies, including the offering of technical services for the operation of other Exchanges' systems;

                           (j) To conduct member readiness activities,
                  promotional activities related to the System, and business development related to Alliance activities and to collaborate on product development of non-Restricted Products as the Parties agree on a case by case basis;

                           (k) To establish a framework for development of
                  further cooperative initiatives of the Groups and the Exchanges, including possible expansion of the Alliance; and

                           (l) To cooperate as necessary or desirable with
                  respect to regulatory matters in connection with achieving the business objectives of the Alliance set forth herein.

         2.2 Cash Market. Nothing in this Agreement shall imply any restrictions on Cash Market Products and activities relating thereto.

         2.3 Priority and Initiatives. The Parties agree that the Alliance is a matter of priority for each of them, and that they will, subject to the agreements reached between members of the CBOT Group on the one hand and members of the Eurex Group on the other hand (themselves or through the Joint Venture Entity or other Special Purpose Entities) or the decisions of the Supervisory Board or Management Committee, support the Alliance and the business objectives herein described with appropriate resources (including personnel, technical and financial resources) in a manner reflecting that priority and consistent with such agreements. Each of the Parties further agrees to in good faith consider, and

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         communicate with respect to, other initiatives for the Alliance proposed by any other Party with a view to furthering and expanding the business objectives of the Alliance through such initiatives as may be mutually agreed upon.

         2.4 Cost Sharing. It is the intention of the Parties that the Groups will, as a general principle, share equally in the costs of undertakings of the Alliance and the Special Purpose Entities that mutually benefit them. Specific allocations regarding financial responsibility will be as set forth herein and in other agreements and organizational documents among the Parties and their Affiliates, and, with respect to the matters covered in the Development Agreement, shall be as set forth in writing.

         2.5 Tax Implications. The Parties agree, themselves or through the governing bodies and the Entities formed pursuant to this Agreement, to consider the tax implications of the Alliance's decisions and activities and will, where consistent with the business objectives of the Alliance, endeavor to conduct such activities in the manner that is most favorable to the Parties from a taxation point of view.

         2.6 Access and Membership. The Alliance will encourage CBOT members to acquire Eurex trading privileges and Eurex members to acquire CBOT trading privileges. However, no member of CBOT or Eurex will be obliged to become a member of the other Exchange. The implementation of the goals of this Section 2.6 shall not require any Exchange to modify its rules governing access to trading privileges. CBOT will assist Eurex members who want to buy or lease CBOT trading privileges in order to have direct access to CBOT products (and thereby pay the same transaction fees and obtain the same functionality as CBOT members). CBOT members who elect not to become Eurex members can execute orders through any Eurex member firm and Eurex members who elect not to become CBOT members can have orders executed through any CBOT member firm either on CBOT's electronic trading system or in the open-outcry environment. CBOT and Eurex agree to increase the overlap in trading hours between their electronic markets to the maximum extent technically possible and acceptable to their Users.

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                                  ARTICLE III
                                  -----------

                       JOINT ACTIVITIES OF THE ALLIANCE
                       --------------------------------

         3.1 Creation of Joint Venture Entity. The Parties agree that they will, as soon as practicable following the signing of this Agreement, on a coordinated basis, cause Ceres Alliance and Eurex Zurich to establish an Entity (the "Joint Venture Entity") to serve as the umbrella entity for the Alliance and the parent for all other Special Purpose Entities (including the LLC, the Future Development Entity, and the Network Entities). In deciding the legal form and jurisdiction of organization of the Joint Venture Entity, the Parties will consider, among other things, tax implications. Ceres Alliance and Eurex Zurich will have equal ownership and voting interests in the Joint Venture Entity and the Joint Venture Entity will have the governance structure set forth in Articles V and VI for the Alliance. All Special Purpose Entities shall have the governance structures described in this Agreement. The Joint Venture Entity, itself or through the Special Purpose Entities, will undertake the activities set forth in Article II and elsewhere in this Agreement.

         3.2 The Initial Project. The Parties agree, on a coordinated basis, to: (i) modify the Programs consistent with the business objectives of the Alliance; (ii) install the modified Back End for use at the CBOT; (iii) commence maintenance of a Common Source Code as provided in Section 3.4; (iv) test, run simulations and implement the Back End for use by CBOT and by the Eurex Exchanges; (v) further develop and update, to the extent necessary, the specifications for the Front End for use by Users of the Exchanges; (vi) develop and install the Network as described in Section 3.6; (vii) connect the Network to the Back Ends and the Front End; and (viii) engage in the member readiness activities described in Section 3.8 in connection therewith (collectively the "Initial Project").

         3.3      Management of the Software Development Aspects of the Initial
                  -------------------------------------------------------------
                  Project.
                  -------


         (a) Formation of a New Limited Liability Company. The Parties hereby agree to cause a Delaware limited liability company to be established pursuant to the Act (the "LLC"). The purpose of the LLC shall be to conduct management of the software development aspects of the Initial Project (except for portions thereof conducted by the Parties or delegated to one or more Special Purpose Entities) and any other software development efforts delegated to it by the Groups acting jointly from time to time. Ceres Alliance and Eurex Zurich, either directly or through the Joint Venture Entity, will have equal ownership and voting interests in the LLC.

         (b) Project Managers. The Parties hereby agree, once the LLC has been formed, to cause responsibility for management of the software development aspects of the Initial Project described in subsections (i) through (iii) and
(v) of Section 3.2 to be delegated on behalf of the Development Parties to the LLC. The LLC shall be responsible (i) for managing such aspects of the Initial Project and the delivery of all Technology Deliverables, and (ii) for making all decisions related thereto on a day to day basis. The LLC shall be permitted to authorize one or both of the

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Project Managers, one of whom will be appointed by each Group, to make day to day decisions relating to the software development aspects of the Initial Project. The governing documents of the LLC will make it clear that: (i) CBOT shall have the sole authority to direct the Joint Venture Entity, the LLC and the Project Managers regarding the addition or removal of any component affecting the interfaces to CBOT order routing, with the exception of items that would adversely affect compliance with the Common Source Code standard set forth in Section 3.4, increase the expenses of any Eurex Group members under the Development Agreement or cause delay in delivery of any other Technology Deliverables or the achievement of any material deadline under the Development Agreement, and (ii) Ceres Alliance and Eurex Zurich shall each have the individual and sole authority to direct the Joint Venture Entity, the LLC and the Project Managers regarding the addition or removal of any customizations required by governmental or regulatory authorities having jurisdiction over their respective Exchanges, with the exception of items that would adversely affect compliance with the Common Source Code standard set forth in Section 3.4, increase the expenses of a Development Party which is a member of the other Group under the Development Agreement or cause delay in delivery of any other Technology Deliverable or the achievement of any material deadline under the Development Agreement.

         (c) Testing of Technology Deliverables. The Development Parties will agree through the Joint Venture Entity, the LLC or otherwise on the procedures and methodologies for conducting simulation and acceptance testing designed to verify that the Technology Deliverables operate in accordance with and conform to the requirements of the specifications attached to the Development Agreement. The Development Parties will adopt a common approach for dealing with the Consultant to define the performance testing criteria (such as criteria relating to response time, throughput, capacity and volume requirements) and to define acceptance testing criteria. Final acceptance of the Technology Deliverables will be contingent upon successful completion of simulation and acceptance testing.

         (d) Ownership of Specified Technology Deliverables under the Development Agreement. The Parties agree that none of the Joint Venture Entity, the LLC, any other Special Purpose Entity, the Consultant, or any other third party shall be an owner of or have any right, title or interest in or to the Technology Deliverables or any proprietary rights with respect thereto and the Parties will ensure that their agreements and arrangements with the Joint Venture Entity, the LLC, any other Special Purpose Entity, any Consultant and any other third party contain provisions pursuant to which such Persons disclaim any such right, title and interest and proprietary rights on the part of all Persons other than the Development Parties. The Parties' ownership and other interests in and proprietary rights with respect to the Technology Deliverables are set forth in the License Agreement.

         (e) Payments to Consultant. The Development Parties will ensure that they are severally but not jointly liable for payment obligations under the Development Agreement. Any material default in payment under the Development Agreement, except in connection with a bona fide dispute with the Consultant, shall be deemed a material breach of this Agreement.

         3.4 Maintenance of Common Source Code; Coordination of Future Enhancements and Harmonization of Trading Systems. In order to maintain the benefits of a harmonized

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System, the Parties agree to maintain a Common Source Code and to establish a regular schedule of future enhancements. Each Development Party will have an identical, up to date copy of the Common Source Code containing all such enhancements. No enhancements to the software components of the System may be made during the Term without the approval of the Future Development Entity and any enhancements to the System made during the Term after the CBOT Commercial Start shall be made jointly, through the Future Development Entity. The Parties will establish in the Future Development Entity joint change control procedures to coordinate all changes to the Common Source Code. The management of the Future Development Entity or a committee appointed by it will coordinate all requests for changes. If the Development Parties in good faith do not agree upon the implementation of an enhancement, any Development Party shall have the right to make such enhancement to the Common Source Code at its sole expense, but only to the extent that such enhancement does not adversely affect compliance with the Common Source Code standard or adversely affect the functioning of the System. If a Development Party belonging to another Group than the Party that made such enhancement later elects to use the enhancement (including for purposes of subsequent enhancements), it shall promptly pay one half of the cost incurred by the Party that initially made the enhancement to the Common Source Code.

         3.5 Ownership of Future Enhancements. The Parties agree that none of the Joint Venture Entity, the LLC, any Future Development Entity and any other Special Purpose Entity, the Consultant and any other third party shall be an owner of or have any right, title or interest in or to such enhancements or any proprietary rights with respect thereto, and the Parties will ensure that their agreements and arrangements with the Joint Venture Entity, the LLC, any other Special Purpose Entity, any Consultant and any other third party contain provisions pursuant to which such Persons disclaim any such right, title and interest and proprietary rights on the part of all Persons other than the Development Parties. The Parties' ownership and other interests in and proprietary rights with respect to all such future enhancements are set forth in the License Agreement.

         3.6 Network Maintenance and Development. The Parties agree to cause Ceres Alliance and Eurex Frankfurt, either directly or through the Joint Venture Entity, to enter into agreements to jointly establish one or more Network Entities in the United States, Europe and elsewhere as the parties may hereafter agree, to jointly develop, manage, operate and expand the Network. The Network Entities will enter into arm's length Network agreements with certain of the Parties or their Exchanges to provide Network services for the benefit of the Exchanges in return for fees based on Network usage. The Parties will share in the cost of establishing and operating the Network as to be mutually agreed. The Parties agree that service levels under agreements with third party service providers to the Network Entities (e.g., telecom providers (which may be an Affiliate of any Party) ) will not favor members of one Group over members of the other Group. In addition, the Parties will ensure that such contracts are drafted to comply with the provisions of Section 3.6(d).

          (a)  Network Standards.
               -----------------

          (i) The Network Entities will arrange for the Network to be designed to: (A) have the capacity to handle the current and, as projected by the Parties, anticipated business of the Exchanges; (B) give no Exchange a relative advantage over another Exchange; and (C) allow equal access for each Exchange's products by the CBOT Commercial Start.

          (ii) The governing documents for each Network Entity and any agreement between a Network Entity and any Entity in either Group shall prohibit such Network Entity from supplying Network services to: (A) a member of the Eurex Group if the purpose or effect thereof is to make CBOT Restricted Products available for trading on an Exchange in the Eurex Group; or (B) a member of the CBOT Group if the purpose or effect thereof is to make Eurex Restricted Products available for trading on an Exchange in the CBOT Group.

          (b) Establishment of Additional Access Points. The Network Entities will manage the expansion of the Network to add additional access points and other Network assets and services based on User demand.

          (c) Use of Network. Except for (i) the CBOT's offering of CBOT Restricted Products on other existing electronic trading networks which offerings shall cease within six (6) months following the CBOT Commercial Start, and (ii) any Eurex Exchange's offering of Eurex Restricted Products on existing electronic trading networks which offerings shall cease within six (6) months following the CBOT Commercial Start, each Party within the CBOT Group agrees that, during the Term, such Parties and their Affiliates shall offer CBOT Restricted Products for electronic trading only through the Network, and each Party within the Eurex Group agrees that, during the Term, such Parties, the Eurex Exchanges and their Affiliates shall offer Eurex Restricted Products for electronic trading only through the Network.

          (d) Network Entity Unwind. The Network Entities will be organized with mandatory "buy-out" provisions that will be triggered upon termination of the Alliance for any reason. These provisions will require Eurex Frankfurt to acquire a 100% interest in the European Network Entity or the European portion of the Network upon such termination and will require Ceres Alliance to acquire a 100% interest in the U.S. Network Entity or the U.S. portion of the Network. Each Network Entity will be required, for a minimum of three (3) years following the termination of the Alliance, to offer network services to the CBOT Group in the case of the European Network Entity, and to the Eurex Group in the case of the U.S. Network Entity, at the same service level offered to such Group, and on a cost basis consistent with the charges imposed immediately prior to termination of the Alliance.

          (e) Termination of Network Services. If (i) this Agreement is terminated pursuant to Section 10.2 due to actions prohibited by Section 7.2(a) or (b) or Section 3.6(c); or (ii) following the termination of the Alliance for any reason, any Entity in a Group that continues to use network services pursuant to Section 3.6(d) engages in conduct prohibited by Section 7.2(a) or (b) hereof, the Entities in the Breaching Party's Group may be denied the post-termination network services (for the European portion of the Network if a member of the CBOT Group is the Breaching Party and for the U.S. portion of the Network if a member of the Eurex Group is the Breaching Party) described in Section 3.6(d) (beginning one hundred and eighty (180) days after the Alliance is terminated, if it is terminated due to the breach, or one hundred and eighty (180) days after failure to Remedy the breach, if the Alliance was already terminated before the breach occurred).

     3.7 Technical Services. The Parties agree that the Alliance will provide, either through the Joint Venture Entity, or through one or more other Special Purpose Entities, services necessary for the technical operation of the CBOT's electronic market, including help desk operations and operation of the CBOT's host computer system. However, the CBOT's obligation to enter into and maintain any service relationship with the Joint Venture Entity is subject to the successful negotiation of service agreements with the Joint Venture Entity containing arm's length terms and termination provisions affording reasonable commercial flexibility. It is the Parties' intention to explore further synergies, including transferring technical operations of the other Exchanges to the Alliance.

     3.8 Member Readiness. The Parties shall conduct the following activities within the Alliance either through the Joint Venture Entity, or through one or more other Special Purpose Entities.

          (a) API. The API specifications have been published and the API tool kit will continue to be made available free of charge. Distribution of the API specifications and the tool kit are intended to facilitate the development by third parties of front end solutions that are intended to interface with the Network and the System.

          (b) GUI. The Development Parties shall arrange for the distribution and promotion of the GUI to all Users as promptly as practicable in order to facilitate use of the Network and the System.

          (c) Market and Member Readiness. As promptly as practicable after the execution of this Agreement, the Parties shall develop a joint hands-on program to educate Users on the use of the System and to prepare the market for its introduction (the "Member Readiness Program"). Prior to the commencement of the Member Readiness Program, the Parties will agree on the content and format of such Program and will determine the sequence and synchronization of the information to be disseminated to the Users and the User communities. In that regard, the Parties will jointly develop a promotional and communication framework governing contact with Users concerning matters relating to the Alliance. This framework and other material communications relating to the Alliance will be subject to the approval of the Management Committee. The educational portion of the Member Readiness Program shall be offered to interested Users a meaningful time prior to the CBOT Commercial Start to encourage the skilled use of the System upon its launch. The Parties shall negotiate and agree to a sharing of attendant costs and responsibilities based on an equitable balance of contributions to and benefits from the Member Readiness Program.

           (d) Simulation. At a reasonable time prior to the CBOT Commercial Start, the LLC will coordinate with the Exchanges a simulation which will allow the Exchanges and their Users to test their processes and confirm their readiness to use the System prior to each commercial start, and will be similar in purpose and scale to mock trading sessions conducted without "live" trading of products and without financial obligation arising from such simulated trading. The Parties shall cooperate and coordinate their efforts in connection with planning and conducting such simulation as they deem reasonable or necessary.

     3.9 Communication Infrastructure. In order to ensure that the Parties are able to communicate effectively and promptly with one another regarding the day-to-day administration of the Alliance and its business, the Parties agree to install an appropriate communications infrastructure (including electronic mail links) immediately after signing this Agreement for use by their respective officers and employees in connection with the Alliance. Each of the Parties will bear the costs of its compliance with this Section 3.9.

     3.10 Other Agreements. The Parties expressly agree that nothing contained in this Agreement is intended to modify, override or amend their respective rights, obligations and duties contained in the License Agreement except as provided in Section 10.3 of this Agreement.

                                  ARTICLE IV
                                  ----------

                     PARTIES; REPRESENTATIONS AND WARRANTIES
                     ---------------------------------------

     4.1 Parties. The name, residence and business or mailing address of each Party are set forth on Schedule A, as in effect from time to time. Schedule A shall be revised from time to time to reflect any changes to a Party's name, residence, business or mailing address.

     4.2 Representations and Warranties of Parties. Each Party hereby represents and warrants, and Eurex Frankfurt represents and warrants on behalf of Eurex Deutschland, to the other Parties that, as of the date of this Agreement and as of the Effective Date:

     (i) The execution, delivery and performance of this Agreement have been duly authorized by such Party;

     (ii) To such Party's knowledge after due inquiry, execution, delivery and performance of this Agreement do not require such Party to obtain any third party consent, acquiescense or approval that has not been obtained and do not contravene or result in a default under any provision of law or regulation applicable to such Party or its governing documents or any agreement or instrument to which such Party is a party or by which such Party is bound; and

     (iii) Subject to any consents, acquiescences and approvals specifically described in

     Schedule C, this Agreement is valid, binding and enforceable against such Party in accordance with its terms.

     4.3 Representations and Warranties of DBAG and SWX. DBAG and SWX represent and warrant that paragraphs D, E, F, G and H of the Recitals are true and accurate as of the Effective Date.

     4.4 Representations and Warranties of CBOT and Ceres. CBOT, Ceres and Ceres Alliance represent and warrant that paragraphs A, B and C of the Recitals are true and accurate as of the Effective Date.

                                   ARTICLE V
                                   ---------

                                  GOVERNANCE
                                  ----------

     5.1 Supervisory Board. The Parties hereby agree that the Alliance's business activities, including the specific business objectives set forth in Articles II and III will be conducted in accordance with the management and governance provisions set forth in this Agreement. The Alliance shall be governed by a Board of Supervisory Directors (the "Supervisory Board"), the functions of which are to determine the general objectives, strategy and policies of the Alliance and to advise and supervise the Management Committee. Once the Joint Venture Entity is formed, the Supervisory Board will become the Supervisory Board of the Joint Venture Entity. The Supervisory Board will not directly participate in carrying out the objectives of the Alliance or its day-to-day business activities.

          (a) The Supervisory Board shall be comprised of four (4) individuals (each referred to as a "Supervisory Board Member"). No Person may simultaneously serve as a Manager and a Supervisory Board Member, and each designee to the Supervisory Board must be an officer, director, or employee of a Party, or of an Entity that Controls a Party or is an Affiliate of such Party through at least 50% equity ownership.

          (b) Each Group shall designate two (2) Supervisory Board Members by written notice on the Effective Date to the Parties that are members of the other Group. A Group shall be entitled to change any of its Supervisory Board designees at any time and for any reason by giving written notice to the Parties that are members of the other Group regarding the change in designation.

          (c) In serving as a Supervisory Board Member an individual shall not be required to act in derogation of his fiduciary duties to, and may consider the interests of, the Group that designated him or any Entity within such Group.

     5.2  Powers of the Supervisory Board.
          -------------------------------

          (a) Quorum. The quorum required for purposes of making any decision by the Supervisory Board at a meeting shall be four (4). Ceres Alliance and Eurex Zurich shall each appoint one Supervisory Board Member to act as a Co-chairman of the Supervisory Board.

          (b) Action by Supervisory Board. Except as otherwise specifically set forth herein, the Supervisory Board shall, by a unanimous vote, have power to make all decisions and take the following actions, including the following:

               (i) Approving the Joint Venture Entity's annual business, promotional and implementation plans and any material changes thereto;

               (ii) Supervising and monitoring the performance and resolving any deadlocks of the Management Committee;

               (iii) Approving any material variances in development efforts;

               (iv) Approving the Joint Venture Entity's commencing of any new business activities not described in this Agreement or the cessation of any such business (or business previously approved under this Section 5.2(b)) or other material modification to the scope and purpose of the Alliance to the extent not constituting an amendment to this Agreement (in which case such action is reserved to the Parties);

               (v) Approving any other material action or decision outside of the Joint Venture Entity's ordinary course of business to the extent not constituting an amendment to this Agreement (in which case such action is reserved to the Parties);

               (vi) Adopting its own procedural rules for the conduct of the Supervisory Board's functions set forth in this Agreement, including but not limited to methods of deliberation and adoption of resolutions, and rules, if any, allowing for proxy participation at meetings;

               (vii) Acting on any other matter which does not require approval by the Supervisory Board hereunder, but which the Parties, the Supervisory Board or the Managers subsequently reserve for the Supervisory Board's approval.

     5.3  Meetings of the Supervisory Board.
          ---------------------------------

          (a) Meeting Schedule. The Supervisory Board shall meet a minimum of once each calendar quarter, and additional meetings of the Supervisory Board may be called by either Co-chairman of the Supervisory Board or by decision of the Management Committee. The Supervisory Board will establish a calendar for quarterly meetings at its first meeting, which will occur as soon as practicable after the Effective Date. The Supervisory Board Members must be given notice of additional unscheduled meetings a minimum of fifteen (15) Business Days in advance.

          (b) Location. The location for the Supervisory Board meetings will alternate between the offices of the CBOT in Chicago, Illinois and the offices of a Eurex Group member in either Frankfurt or Zurich, or will take place at such other locations as the Supervisory Board shall from time to time agree. For meetings at the CBOT offices, the Ceres Alliance designee as Co-chairman will chair the Supervisory Board meeting, and for meetings at a Eurex Group member's offices, the Eurex Zurich designee as Co-chairman will chair the Supervisory Board meeting. Meetings held at other locations shall be chaired by the Co-chairmen on an alternating basis.

          (c) Telephonic Participation. Supervisory Board Members may participate in any meetings by means of a conference telephone or other telecommunication equipment by which all Persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting and shall be counted for purposes of determining whether a quorum exists. Telephonic or other connections will be arranged at the meeting location by the host Party.

          (d) Action by Written Consent. The Supervisory Board may take any action required or permitted to be taken at a meeting without a meeting and without a vote if all of the Supervisory Board Members sign a written consent describing and approving the action to be taken before such action is taken.

                                  ARTICLE VI
                                  ----------

                                  MANAGEMENT
                                  ----------

     6.1 Management Committee. The Alliance shall be managed by a management committee ("Management Committee"), which shall consist of eight (8) managers, four (4) of whom shall be appointed by Ceres Alliance and four (4) of whom shall be appointed by Eurex Zurich (the "Managers"). Each of Ceres Alliance and Eurex Zurich shall designate a person from its designees as Managers to serve as a Co-Chairman of the Management Committee. Except for decisions which require the approval of the Parties or the Supervisory Board, the day to day operations of the Alliance shall be managed by and carried out under the direction of the Management Committee. Once the Joint Venture Entity is formed, the Management Committee will become the Management Committee of the Joint Venture Entity. In serving as a Manager an individual shall not be required to act in derogation of his fiduciary duties to, and may consider the interests of, the Group that designated him or any Entity within such Group.

     6.2  Powers/Responsibilities of Management Committee.
          -----------------------------------------------

     (a) Quorum. The quorum required for purposes of making any decision by the Management Committee at a meeting shall be a total of six (6), three (3) of whom must be Managers designated by the Ceres Alliance and three (3) of whom must be Managers designated by Eurex Zurich.

     (b) Action by Management Committee. Subject to the supervision of, powers reserved to and approvals required from the Supervisory Board as set forth in Article V hereof, and the other provisions of this Agreement, the Management Committee shall in general carry out the business objectives set forth herein, and shall take the following specific actions by Majority vote:

          (i) Implement the specific business objectives, strategies and policies of the Alliance;

          (ii) Monitor the activities of any employees or consultants retained or appointed by the Parties to implement business objectives of the Alliance;

          (iii) Formulate and present the annual business, marketing and implementation plans for the Alliance to the Supervisory Board;

          (iv) Report on the progress of the Alliance's business initiatives to the Supervisory Board;

          (v) Coordinate as to form, content, timing and synchronization between the Exchanges' marketing and advertising programs regarding the Alliance and communications and contact with Users regarding the Alliance (including the Member Readiness Program);

                  (vi) Approve any service or activity performed by or obtained from a Party or an Affiliate thereof on behalf of the Alliance;

                  (vii) Adopt its own procedural rules for the conduct of the Management Committee's functions set forth in this Agreement, including but not limited to methods of deliberation and adoption of resolutions, and rules, if any, allowing for proxy participation at meetings;

                  (viii) Take or make any other action or decision as expressly required elsewhere in this Agreement; and

                  (ix) Act on any other matter which does not require approval by the Management Committee hereunder, but which the Parties, the Supervisory Board or the Managers subsequently reserve for the Management Committee's approval.

         6.3      Meetings of the Management Committee.
                  ------------------------------------

         (a) Meeting Schedule. The Management Committee shall meet a minimum of once each calendar month, and additional meetings of the Management Committee may be called by either Co-chairman of the Management Committee or by decision of the Supervisory Board. The Management Committee will establish a calendar for monthly meetings at its first meeting, which will occur as soon as practicable after the Effective Date. The Managers must be given notice of additional unscheduled meetings a minimum of five (5) Business Days in advance.

         (b) Location. The location of the Management Committee meetings will alternate between the offices of the CBOT in Chicago, Illinois and the offices of a member of the Eurex Group, in Frankfurt or Zurich, or will take place at such other locations as the Management Committee may agree from time to time. For meetings at the CBOT offices, the Ceres Alliance designee as Co-chairman will chair the Management Committee meeting, and for meetings at the Eurex's offices, the Eurex Zurich designee as Co-chairman will chair the Management Committee meeting. Meetings held at other locations shall be chaired by the Co-chairmen on an alternating basis.

         (c) Telephonic Participation. Managers may participate in any meetings by means of a conference telephone or other telecommunication equipment by which all Persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting and shall be counted for purposes of determining whether a quorum exists. Telephonic or other connections will be arranged at the meeting location by the host Party.

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

                                  ARTICLE VII
                                  -----------

                     ADDITIONAL COVENANTS AND UNDERTAKINGS
                     -------------------------------------

                                OF THE PARTIES
                                --------------

         7.1 Special Purpose Entities. The Parties hereby agree to cooperate to cause to be executed, filed and recorded all such certificates and documents and to cause to be performed such other acts as may be necessary or appropriate to comply with all requirements for the formation, continuation and operation of any of the Special Purpose Entities, their ownership of property, and the conduct of business under the laws of the applicable jurisdictions in which the Special Purpose Entities may own property or conduct business. The Joint Venture Entity will have the governance and management structure set forth in Articles V and VI. To the extent possible under the applicable laws of the jurisdictions in which the Special Purpose Entities other than the Joint Venture Entity are organized, the governing documents of such entities shall incorporate a governance and management structure that is consistent with the structure set forth in Articles V and VI. The specific powers and decision making authority conferred on the Supervisory Boards and Management Committees, or equivalent bodies, of the Special Purpose Entities shall be consistent in nature with the authority in each case set forth in Articles V and VI and with the specific business objectives of such entities and will include the power and authority to establish budgets and to enter into contracts and agreements consistent with the business objectives of the Alliance as set forth in this Agreement.

         7.2      Certain Restrictions.
                  --------------------

         (a) CBOT Group. Each Party within the CBOT Group agrees that during the Term of this Agreement and for a period of four (4) years thereafter, neither it nor any of its Affiliates will, without the prior written consent of Eurex Zurich and Eurex Frankfurt, (1) offer trading of any Eurex Restricted Products, or (2) enter into or otherwise participate in any business venture or arrangement similar to the Alliance with any Person if the purpose or effect of such business venture or arrangement is to offer Eurex Restricted Products for trading or to otherwise support such Person in the offering of such products for trading (including profit sharing or cost sharing related to the trading, or facilities for trading, of Eurex Restricted Products), including through participation with such Person as an Affiliate of or joint venturer with such Person that will engage in such activities. Subsection (a)(2) hereof is meant to apply to participation by any member of the CBOT Group in such business ventures or arrangements that, through the sharing or development of network facilities or software licensing, support trading of Eurex Restricted Products. Each Party within the CBOT Group agrees to use its best efforts to cause its Affiliates to comply with this Section 7.2(a), it being understood that a failure to comply with this Section 7.2(a) by either a CBOT Group member or any of their Affiliates will be deemed a violation by the Parties within the CBOT Group of this provision. The Parties agree that the consent referred to above shall not be unreasonably withheld if a CBOT Group member or any of its Affiliates proposes (i) to offer trading of any Eurex Restricted Product where (a) that Eurex Restricted Product is clearly principally traded or quoted within the North American countries listed in Schedule D and (b) the underlying of that Eurex Restricted Product is clearly principally traded or quoted within such

North American countries; or (ii) involvement in a business venture or arrangement where (a) each Eurex Restricted Product concerned is clearly principally traded or quoted outside of any of the European countries listed in Schedule D and (b) the underlying of each Eurex Restricted Product concerned is clearly principally traded or quoted outside of such European countries.

         (b) Eurex Group. Each Party within the Eurex Group agrees that during the Term of this Agreement and for a period of four (4) years thereafter, neither it nor any of its Affiliates will, without the prior written consent of the CBOT, (1) offer trading of any CBOT Restricted Products, or (2) enter into or otherwise participate in any business venture or arrangement similar to the Alliance with any Person if the purpose or effect of such business venture or arrangement is to offer CBOT Restricted Products for trading or to otherwise support such Person in the offering of such products for trading (including profit sharing or cost sharing related to the trading, or facilities for trading, of CBOT Restricted Products), including through participation with such Person as an Affiliate of or joint venturer with such Person that will engage in such activities. Subsection (b)(2) hereof is meant to apply to participation by any member of the Eurex Group in such business ventures or arrangements that, through the sharing or development of network facilities or software licensing, support trading of CBOT Restricted Products. Each Party within the Eurex Group agrees to use its best efforts to cause its Affiliates to comply with this
Section 7.2(b), it being understood that a failure to comply with this Section 7.2(b) by either a Eurex Group member or any of their Affiliates will be deemed a violation by the Parties within the Eurex Group of this provision. The Parties agree that the consent referred to above shall not be unreasonably withheld if a Eurex Group member or any of its Affiliates proposes (i) to offer trading of any CBOT Restricted Product that is not an agricultural derivative product where (a) that CBOT Restricted Product is clearly principally traded or quoted within the European countries listed in Schedule D and (b) the underlying of that CBOT Restricted Product is clearly principally traded or quoted within such European countries; or (ii) involvement in a business venture or arrangement where (a) each CBOT Restricted Product concerned is clearly principally traded or quoted outside of any of the North American countries specified in Schedule D and (b) the underlying of each CBOT Restricted Product concerned is clearly principally traded or quoted outside of such North American countries. For purposes of this Agreement, the securities commonly known as "Yankee Bonds", and derivative products based thereon, and U.S. Dollar denominated bank deposits located outside of the United States, commonly known as "Eurodollars", and derivative products based on interest rates thereon, are considered to be not clearly principally traded or quoted outside of any of the North American countries specified in Schedule D.

         (c) Rights on Termination. If any Party terminates this Agreement because of another Party's violation of this Section 7.2 or terminates any post-termination network use pursuant to Section 3.6(e), the rights of the Breaching Party's Group to enforce any of the provisions of Section 7.2(a) or 7.2(b) related to Restricted Products and similar business ventures or arrangements or Section 3.6(d) related to Network Entity Unwind shall cease.

         (d) Equitable Relief. Each Party hereby acknowledges, on behalf of itself and its Affiliates, that a material breach of the provisions of this
Section 7.2 would cause irreparable harm for which money damages could not make the injured party whole, and hereby consents, on behalf of itself and its Affiliates to any order entered by any arbitral tribunal or court of competent jurisdiction prohibiting it from such violation or to any other available equitable or injunctive relief. This paragraph is not intended to limit in any way the availability of or the use of other legal or equitable remedies by the Parties.

         7.3 Regulatory Frustration. (a) The Parties acknowledge that the achievement of the business objectives of the Alliance may require or be facilitated by the action, approval or acquiescence of regulatory authorities. The Parties agree to cooperate diligently and in good faith to pursue such regulatory actions, approvals and acquiescenses, which may include the issuance of rules, decisions, orders, interpretations, approvals, exemptions, forbearances, concurrences, acquiescences, no-action letters or other relief or comfort that is appropriate or necessary to achieve the material business objectives of the Alliance and other material purposes of this Agreement (each a "Regulatory Action"). In pursuit of Regulatory Action, the Parties agree to make all necessary filings and to take such other appropriate steps with such regulatory authorities having jurisdiction over the activities of the Alliance, the Parties, their Affiliates, or the Special Purpose Entities, to participate in meetings with and to provide information to such regulatory authorities, and to take, in each case to the extent commercially reasonable, actions to attempt to promote Regulatory Action to reverse or ameliorate the effects of an adverse action of such regulatory authorities.

         (b)      Notwithstanding clause (a), the Parties acknowledge that if
(i) as a result of the failure by the CFTC or any other regulatory authority in the United States to take Regulatory Action, interested CBOT Users in the United States do not have access to the electronic trading of products of the Eurex Exchanges on such Exchanges on terms not materially more restrictive to any Parties in the Eurex Group or Users of the Eurex Exchanges than those to which Deutsche Terminborse (now Eurex Deutschland) is subject under the CFTC Interpretive Letter issued with regard to Eurex Deutschland on August 10, 1999 (the "Eurex No-Action Letter") or (ii) as a result of a similar failure to take Regulatory Action on the part of any European regulatory authority, interested Eurex Users in Europe do not have access to the electronic trading of products of the CBOT on the CBOT on terms not materially more burdensome to any Parties in the CBOT Group or Users of the CBOT than those existing on the date hereof, then the following sentence will apply. In that case, members of the Group whose Users do not have such access will not be subject to the provisions of clause
(a) to the extent that (x) such Parties would thereby be required to take action inconsistent with the policies of any regulatory authority in Europe (in the case of clause (i)) or in the United States (in the case of Clause (ii)) adopted in response to or in connection with such failure or (y) such Parties recommend to any such regulatory authority the adoption of policies in response to or in connection with such failure and take actions consistent with such policies, even if such actions will not otherwise be permitted by clause (a).

         (c) If one Group finds that the failure of a regulatory authority to take Regulatory Action causes the achievement of the material business objectives of the Alliance or other material business purposes of this Agreement to become legally or commercially impossible or impracticable, then it may so notify the Parties in the other Group in a writing that specifies such failure of a regulatory authority to take Regulatory Action and the manner in which such failure causes the achievement of the material business objectives of the Alliance or other material purposes of this Agreement to become legally or commercially impossible or impracticable

("Notice of Regulatory Frustration"). The Parties shall then renegotiate the affected terms of this Agreement in good faith to permit the achievement of the Alliance's business objectives and material purposes of this Agreement to the maximum extent possible under the circumstances and to continue to pursue such Regulatory Action with the goal of restoring the original provisions of this Agreement.

         (d)      (i)    If, after the Notice of Regulatory Frustration, but in
         no event earlier than six (6) months following the CBOT Commercial Start, the Group that delivered the Notice of Regulatory Frustration has satisfied its obligations under the other provisions of this
         Section 7.3 (including the obligation to renegotiate the affected terms in good faith) and in good faith believes that there is no reasonable expectation that the material business objectives of the Alliance or other material purposes of this Agreement will be legally and commercially possible or practicable to achieve within a reasonable period of time, then that Group, through its Parties, may submit a Notice of Termination to the Parties in the other Group in accordance with Section 10.2(i). Such notice shall describe in writing why such Group believes that there is no such reasonable expectation.

                  (ii) Such termination shall not constitute a breach of this Agreement by any Party and shall not support a claim for damages against any Party.

                  (iii) If a Group terminates this Agreement on the basis of this Section 7.3, then each Exchange within such Group shall be required to use the network facilities offered to it under Section 3.6(e) hereof, to the extent that the Regulatory Action does not make such continued usage legally or commercially impossible or impracticable, for the three (3) years following the effective date of the termination on terms no less favorable than those applicable under this Agreement during the six (6) months prior to such termination.

         (e) The Eurex Group acknowledges that, if the CFTC or any U.S. derivatives regulator prescribes conditions under which a non-U.S. Exchange could be accessed electronically from the United States (the "Rule") that imposes conditions on the Eurex Exchanges that are not materially different in substance than those imposed in the Eurex No-Action Letter, no Eurex Party shall have the right to deliver a Notice of Regulatory Frustration or notice of termination in respect of the Rule (taken on its own, as opposed to in combination with, or in the absence of, any other Regulatory Action).

         (f) If Regulatory Action has not been sought by or on behalf of an Exchange, then any Notice of Regulatory Frustration delivered on behalf of such Exchange by its Group shall be void and without effect. The Eurex Group acknowledges that Regulatory Action has not been sought yet in the United States by or on behalf of Eurex Zurich.

         7.4 Fees. Nothing herein shall be construed as limiting the ability of the Parties or the Exchanges to maintain independent fee structures and determine their own fees for their services.

         7.5 Marketing of Common Source Code. The Common Source Code is likely to have other profitable applications for third parties. Furthermore, the License Agreement contains certain restrictions on the Development Parties' ability to distribute the Programs or modifications thereto. Therefore, the Development Parties will agree on policies and procedures for jointly marketing and/or sub-licensing the Common Source Code, including 50/50 revenue sharing arrangements with respect thereto, with the understanding that the Parties will first endeavor to cooperate on marketing the Common Source Code and if one or more Parties in the other Group elects not to take part in such marketing, the Group entering into any third party licensing arrangement must prohibit such third party and its Affiliates from using the Common Source Code to offer trading of the Restricted Products of the other Group and provide appropriate remedies, including termination, if such third party or any of its Affiliates breach such restriction.

         7.6 Trademarks and Trade Names. As promptly as practicable and in any case before the CBOT Commercial Start, the Parties shall agree regarding the identification, use and licensing of trade names and trademarks to be used in connection with the Alliance.

         7.7 Public Disclosure/Marketing. Each Party individually may disclose the general concept of involving itself in the Alliance to promote trading on the Exchanges and to market that concept. Consistent with Sections 6.2(b) and 3.8(c), the Parties will coordinate all marketing and advertising programs relating to Alliance activities which are aimed at Users or potential Users through the Management Committee, or any applicable Special Purpose Entity, in cooperation with their respective marketing staffs. In addition, the Parties or their Affiliates may issue individual or joint press releases, or other public communications, regarding the specifics of the business relationships or activities of the Alliance, as long as (i) such Parties' communications staffs have jointly approved such issuance in advance, and (ii) such issuance is consistent with Article IX and any provision established by or at the direction of the Management Committee relating to communication with Users.

         7.8 U.S. Equity Options. The Parties will move as quickly as possible to cause U.S. equity options to be available for trading on the System. The CBOT Group shall consider all proposals regarding a U.S. equity options participant expeditiously and in good faith to accomplish this goal (including revenue sharing).


                                 ARTICLE VIII
                                 ------------

                              RECORDS AND REPORTS
                              -------------------

         8.1 Records. The Parties, or the Joint Venture Entity after it is formed, shall keep or cause to be kept, complete and accurate records of all meetings and actions of the Supervisory Board and Management Committee.

         8.2 Reports. On or before the 90th day following the end of each calendar year during the term of this Agreement, the Management Committee shall cause each Party to be furnished with a report regarding the business initiatives accomplished by the Alliance during the past calendar year, and also may cause to be prepared or delivered such other reports as they may deem appropriate. In addition, the charter documents of any Special Purpose Entity shall provide for preparation of customary records and periodic reports, including financial reports, and shall afford their respective governing bodies and equity participants with copies of or access to such records and reports.

         8.3 Review. The governing documents of the Special Purpose Entities will provide each Party the right, at all reasonable times and upon reasonable notice during normal business hours, to audit, examine and make copies of or extracts from the records and reports of the Special Purpose Entities for any purpose reasonably related to such Party's interest as a Party. Such right may be exercised through any agent or employee of such Party designated by it or by a certified public accountant designated by such Party. A Party shall bear all expenses incurred in any examination made on such Party's request.

                                  ARTICLE IX
                                  ----------

                                CONFIDENTIALITY
                                ---------------

         9.1 Protection of Confidential Information. The Parties acknowledge that they have received and will receive confidential information in connection with this Agreement and the transactions contemplated hereby related to and including trade secrets and business information regarding the business, financial situation, products and prospects of the other Parties and their Affiliates ("Confidential Information"). For purposes hereof, Confidential Information shall include but not be limited to (i) all documents and other media given or shown to Parties that are members of the other Group containing the legend, "Confidential," (ii) all documents, other media and other information (whether or not in written form) ancillary or related to such documents, (iii) all documents, other media and other information (whether or not in written form) prepared by the receiving Party to the extent that they contain, reflect or are based upon, in whole or in part, any Confidential Information furnished by the disclosing Party, (iv) except as set forth in any marketing plan or press release to which the Parties mutually agree in writing pursuant to Section 7.7, all information related to the subject matter of this Agreement, (v) all information that is Confidential Information as defined in
Section 7.3 of the License Agreement, and (vi) all information that was both delivered and deemed confidential pursuant to those agreements by and among, or for the benefit of, certain Parties dated May 31, June 8, July 31, September 17, November 19, and December 29, 1998, and August 19, 1999, as each of them may be extended. Confidential Information shall not include any information: (i) which becomes generally available to the public other than as a result of a breach of this Section 9.1, (ii) which is received from a third party provided that the third party is not bound by an obligation of confidentiality with respect to such information, or (iii) which was legally in a Party's possession without obligations of confidentiality prior to such information being furnished as Confidential Information. The Parties agree that all Confidential Information will be used only for the purpose of evaluating and completing the transactions and business objectives contemplated herein. The receiving Party of each item of Confidential Information shall use reasonable efforts, taking into account the materiality and proprietary nature of the particular Confidential Information, to protect such Confidential Information from unauthorized use or disclosure (intentional, inadvertent or otherwise) and, in any event, shall exercise at least the same reasonable level of care to avoid any such unauthorized use or disclosure as it uses to protect its own information of a like nature. Notwithstanding the foregoing, the Parties may disclose Confidential Information to third parties with the prior written consent of the other Parties hereto, and the Parties shall be free to disclose Confidential Information without the consent of the other Parties to their attorneys and accountants, their clearing organizations, and to governmental entities and applicable self-regulatory organizations in connection with obtaining regulatory approvals to the extent necessary and reasonably appropriate to obtain such approvals or as otherwise required by law, rules of, or direction by, regulatory authorities having jurisdiction over the disclosing Party, and only to the extent required by or reasonably requested by such authority, as well as to their directors, employees, attorneys, consultants and agents on a need-to-know basis in connection with their duties, as long as such Persons are advised of the confidential nature of such information and their obligation to protect it as confidential and are bound by confidentiality undertakings consistent with this Section 9.1. If this Agreement is terminated for any reason, the receiving Parties of each item of Confidential Information, including documents, contracts, records or properties, shall return it to the disclosing Party thereof or, in the receiving Party's discretion, destroy it and provide a certification to the other Group that all such Confidential Information has been returned or destroyed immediately after termination, except to the extent that retention of any Confidential Information is expressly permitted by any other written agreement among the Parties or their Affiliates. The provisions of this paragraph shall survive the termination of this Agreement. The provisions of the License Agreement, including Section 7 thereof, shall not be affected by any provision of this Section 9.1.

         9.2 Remedies. The Parties acknowledge that a remedy at law for any breach or threatened breach of the provisions of Section 9.1 would be inadequate and the Parties therefore agree that they shall be respectively entitled to injunctive relief or other equitable relief in case of any such breach or threatened breach by another Party hereto.

                                   ARTICLE X
                                   ---------
                             TERM AND TERMINATION
                             --------------------

         10.1 Term. The term of this Agreement (the "Term") shall commence on the date hereof (the "Effective Date"), shall continue in effect for five (5) years, and shall automatically renew for successive five (5) year terms, unless terminated pursuant to Section 10.2.

         10.2 Termination. This Agreement and the Alliance shall terminate upon the first to occur of the following:

         (a) The expiration of the Term (including any renewals of the Term), if any Party gives notice of its intent to terminate this Agreement within sixty (60) days prior to the expiration of the fourth year of the then-current Term;

         (b)      Unanimous written consent of the Parties;

         (c) Notice from a Party in the CBOT Group, if a Change of Control occurs with respect to any member of the Eurex Group that is material (in the context of the business objectives of the Alliance) and, prior to or within ten
(10) days following such Change of Control, such Eurex Group member and any direct parent entity of such member do not provide the CBOT Group with: (i) notice of such Change of Control, and (ii) written assurances reasonably satisfactory to the CBOT Group (in the context of the business objectives of the Alliance), that the Person subject to the Change of Control and its direct parent will continue their respective businesses for the remainder of the Term in the ordinary course and without material change (in the context of the business objectives of the Alliance), despite the Change of Control.

         (d) Notice from a Party in the Eurex Group, if a Change of Control occurs with respect to any member of the CBOT Group that is material (in the context of the business objectives of the Alliance) and, prior to or within ten
(10) days following such Change of Control, such CBOT Group member and any direct parent entity of such member do not provide the Eurex Group with: (i) notice of such Change of Control, and (ii) written assurances reasonably satisfactory to the Eurex Group (in the context of the business objectives of the Alliance), that the Person subject to the Change of Control and its direct parent will continue their respective businesses for the remainder of the Term in the ordinary course and without material change (in the context of the business objectives of the Alliance) despite the Change of Control.

         (e) Notice from a Party, (i) if an arbitration panel has determined pursuant to Section 12.2 that a Party in the other Group (or in the case of Section 7.2, a Party in the other Group or its Affiliate) has materially breached any material provision of this Agreement, and there has been no Remedy of such breach by such Party, provided that such notice is given within sixty
(60) days after such arbitration decision has been rendered; or (ii) an arbitration panel has determined pursuant to Section 9.3 of the License Agreement that a Party in the other Group has materially breached any material provision of the License Agreement, and there has been no Remedy, as such term is used herein, by such Party of such breach, provided such notice is given within sixty (60) days after such arbitration decision has been rendered and provided that the remedies for such breach are not otherwise restricted under the License Agreement (e.g., Sections 5.2 and 6.5 of the License Agreement regarding remedies for breach of Licensor's warranties under Section 5.1 and remedies for breach of Licensee's failure to pay licensee fees under Sections
6.1 or 6.2, respectively).

         (f) Fifteen (15) days after notice from a Party (the "Terminating Party") of its intent to terminate this Agreement ("Notice of Termination"), if:

         (i) A Party in the other Group ("Breaching Party"), or an Exchange in the Breaching Party's Group, or any of their respective Affiliates has offered Restricted Products of the Breaching Party's Group for electronic trading otherwise than through the Network in violation of
         Section 3.6(c), and has failed to Remedy, and such action has caused material harm to or poses an obvious threat of material harm to the business interests of any Entity in the Terminating Party's Group or the Alliance; or

         (ii) The Breaching Party, or any Exchange in the Breaching Party's Group, or any of their respective Affiliates has offered Restricted Products of the Terminating Party's Group for trading in a manner which violates the restrictions on the Breaching Party's Group set forth in
         Section 7.2 and has failed to Remedy,

         (iii) The Breaching Party, or any Exchange in the Breaching Party's Group, or any of their respective Affiliates, has entered into a business venture or arrangement similar to the Alliance in a manner which violates the restrictions on the Breaching Party's Group set forth in Section 7.2, has failed to Remedy, and such action has caused material harm to or poses an obvious threat of material harm to the business interests of any Entity in the Terminating Party's Group; or

         (iv) Any member of the Breaching Party's Group has failed to submit to the arbitration procedure set forth in Section 12.2 or to appoint an arbitrator as required thereby in each case within the periods set forth in Section 12.2;

         (g) Fifteen (15) days after Notice of Termination from any Party in the CBOT Group, if a Party in the Eurex Group has committed the following serious material breach, has failed to Remedy such serious material breach and such breach has caused material harm to or poses an obvious threat of material harm to the business interests of any Entity in the CBOT Group:

         Either Licensor (as defined in the License Agreement) has granted a license of any portion of the Programs to any Entity that is a CBOT Competitor (as defined in the License Agreement), or has permitted any previously granted license to continue for more than thirty (30) days after the date upon which the licensee becomes a CBOT Competitor; or

         (h) Fifteen (15) days after Notice of Termination from any Party in the Eurex Group, if a Party in the CBOT Group has committed any of the serious material breaches set forth in clauses (i) through (iv), inclusive, below, has failed to Remedy such serious material breach, and such breach has caused material harm to or poses an obvious threat of material harm to the business interests of any Entity in the Eurex Group:

         (i) Any obvious use of the Programs other than to provide and support electronic trading facilities for Users for the trading of products on the CBOT in breach of Section 2.1 of the License Agreement;

         (ii) Any sublicense of the Programs to any third party in violation of Section 2.2 of the License Agreement;

         (iii) The Licensee (as defined in the License Agreement) has granted a sublicense of any portion of the Programs to any Entity that is a Eurex Competitor (as defined in the License Agreement), or has permitted any previously granted sublicense to continue for more than 30 days after the date upon which the sublicensee thereof becomes a Eurex Competitor; or

         (iv) Any disclosure of any material portion of the source code of the Programs in violation of Section 2.4 of the License Agreement.

         (i) Sixty (60) days following a Notice of Termination by any Party pursuant to Section 7.3(d)(i).

         (j)      In the event of Incapacity of any Party; unless within ninety
(90) days of the occurrence of such event, all Parties in the Group to which the Incapacitated Party does not belong elect to continue the Alliance pursuant to the terms of this Agreement.

         10.3 Relationship to License Agreement. Termination of the License Agreement by Licensee (as defined in the License Agreement) pursuant to Section 8 thereof does not entitle the CBOT Group Parties to terminate this Agreement. Further, for purposes of Section 6 of the License Agreement, only a breach described in Sections 3.3(e) and 10.2(f) and (h) shall be deemed to be a material breach of a material provision of this Agreement. Nothing in this
Section 10.3 shall be deemed to limit any other termination rights, remedies, or arbitration provisions set forth in this Agreement or in the License Agreement.

         10.4 Wrongful Termination. In the event that a Party terminates this Agreement pursuant to Section 10.2(f), (g) or (h), any Party in the other Group can submit to arbitration pursuant to Section 12.2 the question of whether the purported Breaching Party materially breached a material provision of this Agreement or the License Agreement, as applicable. The existence of such arbitration shall not delay such termination. If the arbitration panel concludes that the purported Breaching Party did not so materially breach a material provision of this Agreement or the License Agreement, termination of this Agreement by the Terminating Party shall be deemed a material breach of a material provision of this Agreement for all purposes hereof except as expressly set forth in Section 10.3.

                                  ARTICLE XI
                                  ----------
                                INDEMNIFICATION
                                ---------------

         11.1     Indemnification.
                  ---------------

         (a) The Parties belonging to each Group (the "Indemnifying Group") will indemnify and hold harmless each Entity in the other Group and/or their respective officers and directors (the "Indemnified Persons") from and against any and all losses, claims, damages, costs, expenses, liabilities and reasonable attorneys' fees (collectively "Damages") awarded against any of the Indemnified Persons as the result of, in connection with or relating to a Covered Claim (as hereinafter defined) or incurred by any of them in connection with the defense thereof, upon the terms set forth in this Section 11.1.

         (b) Promptly after receipt by any of the Indemnified Persons of notice of the commencement of any Covered Claim, such Indemnified Person shall, if a claim in respect thereof is to be made against the Indemnifying Group, notify the Indemnifying Group in writing of the commencement thereof, but the omission to notify the Indemnifying Group shall not relieve any member of the Indemnifying Group from any liability which it may have to any Indemnified Person otherwise than under clause (a). If any action is brought against any Indemnified Person and it has notified the Indemnifying Group of the commencement thereof, the Indemnifying Group shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person (which counsel shall not, except with the consent of such Indemnified Person, which consent shall not be unreasonably withheld, be counsel to any Party in the Indemnifying Group).

An Indemnified Person shall cooperate fully in its defense and shall execute such retention, joint defense (in the case of multiple defendants) and standstill agreements as such counsel deems reasonably appropriate for purposes of the Indemnified Person's defense. An Indemnified Person shall have the right at its own expense, to participate in its defense; provided, however, that, after notice from the Indemnifying Group to such Indemnified Person of the Indemnifying Group's election so to assume the defense of the action, the Indemnifying Group shall not be liable to such Indemnified Person under this
Section 11.1 for any legal expenses of other counsel. The Indemnified Person shall have no right to consent to judgement or agree to a settlement of a Covered Claim without the written consent of the Indemnifying Group, which shall not be unreasonably withheld, unless the Indemnified Person waives its right to defense and the indemnification hereunder. If the Indemnifying Group or the Indemnified Person reasonably determines that a conflict of interest has arisen in the representation by the attorneys appointed by the Indemnifying Group, new counsel (reasonably satisfactory to the Indemnified Person as aforesaid) shall be appointed by the Indemnifying Group for the Indemnified Person at the Indemnifying Group's expense. The Indemnifying Group shall not, without the prior written consent of the Indemnified Persons, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Persons, unless such settlement includes an unconditional release of such Indemnified Person from all liability on the Covered Claim(s) that is the subject matter of such proceeding. Upon satisfaction by the Indemnifying Group of its obligations to the Indemnified Persons with respect to a Covered Claim, the Indemnified Persons will assign to the Indemnifying Group any rights or causes of action against any third parties available in connection with the Covered Claim.

         (c) For purposes of the foregoing, a "Covered Claim" shall mean, as to the Indemnifying Group, a claim brought by a User, member, lessee or equity holder of an Exchange within the Indemnifying Group, a client or customer of a User, member, lessee or equity holder of such Exchange, or any other Person involved in or connected with the trading community of such Exchange, in that Person's capacity as such, and relating to or arising out of the use of the System by any such Person, on its own behalf or on behalf of any other Person, the business or activities of the Alliance or the transactions contemplated in this Agreement, but shall not include any claim to the extent that such claim:

         (i) Is covered by insurance maintained by any of the Indemnified Persons (but without obligation to maintain any such insurance); or

         (ii)     Arises out of or is attributable to:

                  (A) The gross negligence or willful misconduct of any of the Indemnified Persons; or

                  (B) A violation by any Indemnified Person of regulatory requirements (including antitrust, competition, U.S. Commodity Exchange Act, telecommunications, international trade, banking, tax, patent, etc.).

         (d) The Parties agree that the constitutive documents of or other agreements relating to the Joint Venture Entity and any Special Purpose Entities will contain provisions effectuating the principles set forth in this Section
11.1 in such Joint Venture Entity and Special Purpose Entities. To the extent that the Joint Venture Entity or any Special Purpose Entity pays or suffers any Damages arising out of or based upon any Covered Claim, the Indemnifying Group shall make all future contributions to such Joint Venture Entity or Special Purpose Entity agreed to be made under such Joint Venture Entity or Special Purpose Entity's constitutive documents that would otherwise have to be made by the Indemnified Parties or any of them until an amount has been so contributed to such Joint Venture Entity or Special Purpose Entity equal to the amount of such Damages.

         (e) The Parties agree to include in the rules of their respective Exchanges and in the Parties' agreements with third parties relating to the activities of the Alliance, where applicable to the other Group, the Joint Venture Entity, and the Special Purpose Entities, as appropriate, with respect to its Users which are also Users of the other Group's Exchanges, commercially reasonable provisions which are intended to minimize the liability of the members of the other Group, the Joint Venture Entity and the Special Purpose Entities to the extent permitted by applicable law without resulting in an undue burden on the Exchange or the Users of the Exchanges within their respective Groups.

                                  ARTICLE XII
                                  -----------

                              DISPUTE RESOLUTION
                              ------------------

         12.1 Conciliation Procedure. If a dispute, controversy or claim arises out of or in connection with this Agreement, or the interpretation, breach, termination or validity hereof, or the business of the Alliance (collectively a "Dispute"), any Group may invoke the dispute resolution procedure set forth below (the "Dispute Resolution Procedure") by providing written notice describing the nature of such Dispute in reasonable detail to the Parties and referencing this Section 12.1. The Supervisory Board may revise such procedure at any time as it deems appropriate for resolution of any specific Dispute.

         (a) The Supervisory Board shall schedule a joint meeting of the Supervisory Board and the Management Committee (the "Joint Committee"), for a date within fifteen (15) Business Days after the delivery of the notice referenced above. Before such meeting, members of the Joint Committee may conduct whatever investigation of the Dispute as they deem appropriate, and may recommend methods for deliberations concerning the Dispute to the Co-chairmen of the Supervisory Board. At such meeting the Joint Committee will conduct friendly deliberations with the goal of resolving the Dispute. The Joint Committee may recommend exchanging documents and information relating to the Dispute, on a confidential basis, and may recommend additional meetings, including meetings with Persons who have background information regarding the Dispute, to attempt to resolve the Dispute.

         (b) If the Joint Committee has not resolved the Dispute within thirty (30) Business Days after its first meeting or such earlier date as it may agree that it cannot resolve such Dispute, each

Group shall, within an additional five Business Days, appoint, by written notice to the Parties, one Supervisory Board member and one Manager to serve as its representatives on a high-level dispute resolution committee (the "Dispute Resolution Committee"). Immediately after all four members have been appointed, the Dispute Resolution Committee shall meet in person and conduct further deliberations regarding the Dispute. The Dispute Resolution Committee may call upon employees, officers or directors of each Party to provide necessary background information, including statements, on a confidential basis to resolve the Dispute. The Dispute Resolution Committee may also choose to employ alternative dispute resolution procedures, such as consulting a neutral advisor, mediation, or non-binding private arbitration as long as such procedures may be conducted within the condensed time requirements of this Section 12.1.

         (c) If the Dispute Resolution Committee is unable to resolve the Dispute within twenty (20) Business Days of its formation, or such earlier date as it may agree that it cannot resolve such Dispute, any Party involved in the Dispute may terminate the Dispute Resolution Procedure and proceed directly to binding arbitration as set forth in Section 12.2. The Parties acknowledge that refusal by their representatives to attend scheduled meetings of the Joint Committee or the Dispute Resolution Committee, to participate in good faith in the deliberations described above, or to otherwise cooperate with the reasonable requests of such committees may be construed as evidence of bad faith in connection with the Dispute Resolution Procedure or the Dispute at issue.

         12.2 Arbitration Procedure. Except with regard to actions seeking temporary or permanent injunctive relief or actions intended to enforce any of the obligations of Eurex Deutschland hereunder, which may be brought before any court of competent jurisdiction, any Dispute not settled in accordance with
Section 12.1, shall be finally settled by arbitration in accordance with the arbitration rules of the United Nations Convention on International Trade Law (the "UNCITRAL Rules") except as may be modified herein or by agreement of the Parties.

         (a) The arbitration shall be conducted by three (3) arbitrators. The arbitrators shall be familiar with business and legal matters similar to those that are the subject of this Agreement and the subject of the Dispute. Ceres Alliance on the one hand, and Eurex Zurich on the other, shall each appoint one arbitrator, obtain its appointee's acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other Parties within thirty (30) days after delivery of a formal request for arbitration from any Party to the other Parties. In the event that a Party fails to appoint an arbitrator or deliver notification of such appointment to the other Parties within this time period, upon request of any Party, such arbitrator shall instead be appointed by the London Court of International Arbitration (the "Appointing Authority") within thirty (30) days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall appoint a third arbitrator, obtain the appointee's acceptance of such appointment and notify the Parties in writing of such appointment and acceptance within thirty
(30) days of such appointment. If the first two appointed arbitrators fail to appoint a third arbitrator or to notify the parties of that appointment within this time period, then, upon request of any Party, the third arbitrator shall be appointed by the Appointing Authority within thirty days of receiving such request. The third arbitrator shall serve as Chairman of the tribunal. No arbitrator appointed by the Appointing Authority may be a director, officer, employee, counsel or agent of any Party, and without the consent of all of the parties to the arbitration, may not be a resident of the United States,

Germany or Switzerland. The English version of this Agreement will be used as its official version for purposes of interpretation. To the extent that arbitration procedures are not defined herein, all procedures relating to arbitration, including but not limited to notice thereof, deadlines and discovery shall be pursuant to the UNCITRAL Rules as enacted in the forum.

         (b) The place of arbitration shall be London unless the parties to the arbitration agree otherwise and the proceedings shall be conducted in the English language exclusively.

         (c) The award rendered by the arbitrators shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction.

         (d) The Parties acknowledge that irreparable damage may occur in the event of breach of any of the terms of this Agreement. It is accordingly agreed that, notwithstanding this Section 12.2, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a Party to a court shall not be deemed a waiver or violation this agreement to arbitrate. In addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional and permanent remedies, including injunctive relief.

         12.3 Specific Availability of Certain Types of Relief. The Parties agree to negotiate and enter into an arbitration agreement which will include additional rules relating to arbitration consistent with this Agreement and instructions to any arbitral tribunal described in Section 12.2. Such agreement will set forth the types of damages which may be awarded by any such arbitral tribunal in its discretion based on the nature of or severity of the Dispute, and the Parties agree that such types of damages will include:

         (a) Out of pocket expenses incurred in connection with the Alliance after the Effective Date, excluding costs of negotiation between the Groups;

         (b) Cost savings that are no longer available to a Party which were reasonably anticipated based on planned activities of the Alliance (for example, 50% of the costs of software enhancements to which the Breaching Party would have contributed but for the breach or the termination);

         (c) Expenses to "cover" (including assigning or canceling agreements with third parties or finding additional users of or uses for Network services or other development resources that cannot be diverted);

         (d) In all cases where the Alliance is terminated, payment by the Breaching Party of one-half of the development costs of all enhancements made during the Term after the CBOT Commercial Start, to which such Party had not previously contributed; and

         (e) If applicable given the nature of the breach, damages may be measured to the end of the then-current Term (i.e., damages would be lower later in the Term than earlier).

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

The arbitral tribunal may not award damages for forgone opportunities ("entgangener Gewinn") or for costs or losses which could reasonably have been avoided by a Party or members of its Group.

                                 ARTICLE XIII
                                 ------------

                              GENERAL PROVISIONS
                              ------------------

         13.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents required or permitted under this Agreement shall be in writing and shall be given either (i) delivered by hand,
(ii) mailed by certified or registered mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, (iii) sent by overnight courier, or (iv) transmitted by facsimile transmission, with confirmation of transmission, and shall be deemed given when received by the recipient. All notices, requests and consents to be sent to a Party must be sent to or made at the address given for that Party on Schedule A, or such other address as that Party may specify by notice to the other Parties. Any notice, request or consent hereunder must be sent to each Party. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

         13.2 Entire Agreement; Amendment. This Agreement (including all schedules and exhibits hereto) and the License Agreement constitute the entire agreement and understanding of the Parties and their Affiliates with respect to the subject matter hereof and thereof, and shall supersede all prior contracts or agreements with respect to the subject matter hereof or thereof, whether oral or written, including the Letter of Intent. No change, modification or amendment to this Agreement shall be of any force or effect unless it is approved in writing by all of the Parties and dated subsequent to the date hereof.

         13.3 Relationship of Parties. This Agreement shall not create any agency, consulting, employment or partnership relationship among the Parties. No Party individually, or any of its representatives or employees, shall have or shall represent itself as having the power or authority to represent, act on behalf of, or bind the Joint Venture Entity, any other Special Purpose Entity, or any other Party without the prior express written consent of the Entity or Party to be bound by such action. Neither the Supervisory Board nor the Management Committee shall have or shall represent itself as having the power or authority to represent, act on behalf of, or bind any Party without such Party's prior express written consent.

         13.4 Compensation and Expenses. No Party has received any fee or compensation from any third party in connection with negotiating or entering into this Agreement. No Party shall receive any fee or other compensation for services rendered on behalf of the Joint Venture Entity or any other Special Purpose Entity, except to the extent approved in advance by the Parties or the applicable governing body of the Joint Venture Entity or other Special Purpose Entity. Each Party agrees that it will bear its own expenses in connection with the negotiation of this Agreement.

         13.5 Effect of Waiver or Consent. Except as expressly set forth herein, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Alliance is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Alliance. Except as expressly set forth herein, failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Alliance, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

         13.6 Word Meanings; Construction. The words "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The use of the word "including" in this Agreement shall be by way of example rather than by limitation. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

         13.7 Assignment. No Party shall have the right to assign this Agreement or any portion hereof, by Change of Control (except as provided in Sections 10.2(c) and (d)), operation of law or otherwise, to any Person without the unanimous written consent of the Parties; provided, however, that no consent of any Party shall be required in connection with any transfer or assignment of all or any part of this Agreement by operation of law or otherwise, to any Person who is or who becomes a member of the assigning Party's Group as a result of a Reorganization. In addition, for any approved assignment to be effective, the assigning Party and its assignee must provide the Supervisory Board with any documents, instruments or guarantees the Parties deem necessary, desirable or appropriate to approve and/or effect such assignment. Any attempted assignment of this Agreement by any Party in contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the other Parties or any other Person.

         13.8 Binding Effect. Subject to the assignment and Change of Control restrictions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Parties and their successors and permitted assigns. No third party shall have any right or claim to the benefits afforded to any Party hereunder.

         13.9 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of Germany, without giving effect to any choice of law or conflict of law rules or provisions (whether of Germany or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Germany.

         13.10 Severability. The provisions of this Agreement are severable and the unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision hereof. In addition, subject to Section 7.3, in the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction, an arbitral award obtained pursuant to Section 12.2 or any regulatory authority having jurisdiction to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained therein, it is the mutual agreement of the Parties that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purpose of such provision to the maximum extent enforceable under applicable law. Subject to
Section 7.3, if such construction is not possible, the Parties undertake, to the extent reasonably possible, to modify such provision (or portion thereof) in order to implement the purposes of such provision as fully as possible.

         13.11    Survival. Sections 3.6(d) and (e), 3.10, 7.2, 7.3(d)(iii),
10.3, 10.4, 12.2, 12.3, and 13.1 and Articles IX, XI, XIII and Schedule D and all other provisions of this Agreement that can reasonably be interpreted or construed as being intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

         13.12 Headings. The headings used in this Agreement are for descriptive purposes only and shall not control, limit or alter the meaning of the provisions of this Agreement.

         13.13 Further Assurances. The Parties shall execute and deliver such further documents and instruments, make such filings and take such further actions in addition to those contemplated herein as may be reasonably requested by the other Parties (other than the material payment of money) to carry out the intents and purposes of this Agreement.

         13.14 Directly or Indirectly. Where any provision in this Agreement refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

         13.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, and all of which taken together shall constitute one and the same Agreement.


                                     * * *

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

         IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed and delivered this Agreement on the date first above written.

PARTIES:

BOARD OF TRADE OF THE
CITY OF CHICAGO

By:   /s/ Thomas R. Donovan                  By:   /s/ David P. Brennan
      ----------------------------------           -----------------------------
Its:  President and CEO                      Its:  Chairman of the Board
      ----------------------------------           -----------------------------


CERES TRADING LIMITED PARTNERSHIP
BY:  BOARD OF TRADE OF THE CITY OF CHICAGO, as General Partner

By:   /s/ Thomas R. Donovan
      ----------------------------------
Its:  President and CEO
      ----------------------------------


CERES ALLIANCE, LLC

By:   /s/ Thomas R. Donovan
      ----------------------------------
Its:  On behalf of Ceres Trading Limited
      Partnership, its sole member
      ----------------------------------

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

EUREX ZURICH AG

By:   /s/ Illegible                          By:   /s/ Andreas Preuss
      ----------------------------------           -----------------------------

Its:                                         Its:
      ----------------------------------           -----------------------------


EUREX FRANKFURT AG

By:   /s/ Illegible                          By:   /s/ Illegible
      ----------------------------------           -----------------------------

Its:                                         Its:
      ----------------------------------           -----------------------------


DEUTSCHE BORSE AG

By:   /s/ Illegible                          By:   /s/ Werner Seifert
      ----------------------------------           -----------------------------

Its:                                         Its:
      ----------------------------------           -----------------------------


EUREX DEUTSCHLAND (with respect only to Sections 3.6(c), 7.2, 7.3(d)(iii),
Article IX, Sections 10.2(f) and 11.1(e) and Article XIII of this Agreement)

By:   /s/ Illegible                          By:   /s/ Werner Seifert
      ----------------------------------           -----------------------------

Its:                                         Its:
      ----------------------------------           -----------------------------

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

SWISS STOCK EXCHANGE

By:   /s/ Illegible                          By:   /s/ Illegible
      ----------------------------------           -----------------------------

Its:                                         Its:
      ----------------------------------           -----------------------------
42

                                    Schedule A

                                Address for Notice

                                Notice Address

CBOT Board of Trade of the City of Chicago 141 West Jackson Blvd., Suite 600-A Chicago, Illinois 60604
                                United States of America
                                Telephone: +1-312-435-3726
                                Facsimile: +1-312-341-3392
                                Attn:  Mr. Thomas R. Donovan
                                       Mr. David P. Brennan
                                CC:  Ms. Carol A. Burke


Ceres                           Ceres Trading Limited Partnership
                                c/o Board of Trade of the City of Chicago
                                141 West Jackson Blvd., Suite 600-A
                                Chicago, Illinois  60604
                                United States of America
                                Telephone: +1-312-435-3726
                                Facsimile: +1-312-341-3392
                                Attn:  Mr. Thomas R. Donovan
                                       Mr. David P. Brennan
                                CC:  Ms. Carol A. Burke


Ceres Alliance                  Ceres Alliance L.L.C.
                                c/o Board of Trade of the City of Chicago
                                141 West Jackson Blvd., Suite 600-A
                                Chicago, IL 60604
                                United States of America
                                Telephone: +1-312-435-3726
                                Facsimile: +1-312-341-3392
                                Attn: Mr. Thomas R. Donovan
                                      Mr. David P. Brennan
                                CC:  Ms. Carol A. Burke


Eurex Frankfurt                 Eurex Frankfurt AG
                                Borsenplatz 4
                                60313 Frankfurt am Main
                                Federal Republic of Germany
                                Attention: Mr. Volker Potthoff
                                Telephone: +49-69-2101-4867
                                Facsimile: +49-69-2101-3801

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

Eurex Zurich                    Eurex Zurich AG
                                Selnaustrasse 30
                                8021 Zurich
                                Switzerland
                                Attention: Mr. Jurg Spillmann
                                Telephone: +41-1-229-23-23
                                Facsimile: +41-1-229-27-28


DBAG                            Deutsche Borse AG
                                Borsenplatz 4
                                60313 Frankfurt am Main
                                Federal Republic of Germany
                                Attention: Mr. Volker Potthoff
                                Telephone: +49-69-2101-4867
                                Facsimile: +49-69-2101-3801


SWX                             Swiss Stock Exchange
                                Selnaustrasse 30
                                8021 Zurich
                                Attention:  Mr. Jurg Spillmann
                                Telephone: +41-1-229-23-23
                                Facsimile: +41-1-229-27-28


Eurex Deutschland               Deutsche Borse AG
                                Borsenplatz 4
                                60313 Frankfurt am Main
                                Federal Republic of Germany
                                Attention: Mr. Volker Potthoff
                                Telephone: +49-69-2101-4867
                                Facsimile: +49-69-2101-3801


Effective as of:    ______________________.

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

                                  Schedule B

                       Consents/Acquiescences/Approvals

With respect to performance in Switzerland, authorization by the Swiss Banking Commission regarding placement by the CBOT of foreign terminals in Switzerland and the ability of CBOT members to qualify for terminals of Eurex Zurich.

Consent of the CFTC, to the extent it has jurisdiction, to the activities proposed in the Alliance Agreement.

In general, the Parties will determine collectively what steps to take regarding any necessary or advisable actions with antitrust authorities.

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

                                  Schedule C

                                  Affiliates

As of the Effective Date:

(a) The following Persons shall be considered Affiliates of each of Ceres and the CBOT:

         The Mid-America Commodity Exchange

         The Board of Trade Clearing Corporation and the Clearing Corporation for Options and Securities shall not be considered Affiliates of the CBOT Group.

(b) The following Persons shall be considered Affiliates of each member of the Eurex Group:

         Deutsche Borse Systems AG

         Eurex Clearing AG

         Deutsche Borse Clearing AG

         Frankfurt Stock Exchange

         Foerdergesellschaft Fuer Boersen und Finanzmaerkte in Mittel-und Osteuropa mbH

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

                                  Schedule D

                              Restricted Products

Eurex Restricted Products
-------------------------

1. Financial derivative products, including derivative products based on individual or joint financial or economic items (such as company assets and liabilities, real estate and related water and air rights, equity instruments, and debt instruments), reference indicators (such as interest rates, exchange rates, equity indices, credit indices, and macroeconomic indices) and performance measures (such as insurance loss ratios (with the exception of crop yield insurance), interest rate or equity volatility measures, portfolio performance ratios, and performance indicators on natural or man-made catastrophes or events), and specifically including futures and futures options contracts, futures and futures options contracts on individual equity securities, and Cash Derivatives Products, either having a notional value denominated in, or settled in, an official currency of one or more of the following European countries, or the economic equivalent ("synthetic") of any such product:

Andorra, Austria, Belarusse, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Great Britain, Greece, Hungary, Iceland, Italy, Ireland, Kazakstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldavia, Monaco, Norway, the Netherlands, Poland, Portugal, Russia, Spain, Sweden, Switzerland, Slovakia, Slovenia, Serbia, Romania, Turkey and Ukraine.

The ECU and the EURO are each considered to be currencies of the member states of the European Union.

2. Notwithstanding the foregoing, Eurex Restricted Products do not include any derivative products based on non-agricultural, non-financial commodities (such as precious metals and energy).

3. For the avoidance of doubt, Eurex Restricted Products do not include non-standardized cash market securities (e.g., warrants) issued by third parties (other than the members of the Eurex Group or the CBOT Group) which are neither cleared nor guaranteed by a clearinghouse as a principal counterparty. Such non-standardized securities may be based on individual equity securities, equity baskets, equity indices, interest rates, debt instruments, commodities and other products.

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

                            Schedule D (Continued)

                              Restricted Products

CBOT Restricted Products
------------------------

1. Financial derivative products, including derivative products based on individual or joint financial or economic items (such as company assets and liabilities, real estate and related water and air rights, equity instruments, and debt instruments), reference indicators (such as interest rates, exchange rates, equity indices, credit indices, and macroeconomic indices) and performance measures (such as insurance loss ratios (with the exception of crop yield insurance), interest rate or equity volatility measures, portfolio performance ratios, performance indicators on natural or man-made catastrophes or events), and specifically including futures and futures options contracts, futures and futures options contracts on individual equity securities, and Cash Derivatives Products, either having a notional value denominated in, or settled in, an official currency of one or more of the following North American Countries, or the economic equivalent ("synthetic") of any such product:

Canada, the United States, and Mexico.

2. Notwithstanding the foregoing, CBOT Restricted Products do not include any derivative products based on non-agricultural, non-financial commodities (such as precious metals and energy).

3. Agricultural derivative products (such as agricultural commodities, soft agricultural commodities, crop yield indices, crop yield insurance, and weather derivatives) that are competitive with or economically equivalent to those offered or being developed by the CBOT and including the following specific products:

Soybean Futures and Options
Soybean Oil Futures and Options
Soybean Meal Futures and Options
Wheat Futures and Options
Corn Futures and Options
Rough Rice Futures and Options
Oat Futures and Options
Cotton Futures and Options
Coffee Futures and Options
Sugar Futures and Options
Cocoa Futures and Options
Orange Juice Futures and Options
Corn Yield Insurance Futures and Options
Wheat Yield Insurance Futures and Options
Soybean Yield Insurance Futures and Options

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

                            Schedule D (Continued)

                              Restricted Products

CBOT Restricted Products (continued)
------------------------------------

PC Catastrophe Insurance Options

4. For the avoidance of doubt, CBOT Restricted Products do not include non-standardized cash market securities (e.g., warrants) issued by third parties (other than the members of the Eurex Group or the CBOT Group) which are neither cleared nor guaranteed by a clearinghouse as a principal counterparty. Such non-standardized securities may be based on individual equity securities, equity baskets, equity indices, interest rates, debt instruments, commodities and other products.

49